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KAMAN CORP. TO SELL SCIENCES UNIT TO ITT INDUSTRIES, INC.

BLOOMFIELD, Connecticut (November 14, 1997) - (NASDAQ:KAMNA) Kaman Corp. and ITT Industries, Inc. (NYSE:IIN) announced today that they have entered into a definitive agreement for the sale of Kaman Sciences Corp. to ITT Industries for $135 million in cash. The transaction has been approved by the boards of directors of both companies and is subject to customary conditions, including the receipt of all required regulatory approvals. Kaman and ITT Industries expect to complete the transaction by year end.

Kaman Corp. announced in late July that it was exploring the possible sale of Kaman Sciences, citing widespread consolidation in the defense sciences industry and the importance of increasing size in this particular segment of the defense market as key factors in the decision.

Lazard Freres & Co. LLC advised Kaman Corp. in connection with the transaction.

Kaman Sciences, based in Colorado Springs, Colo., provides software support, scientific research and advanced systems principally for the Air Force, Navy, Army and other government agencies. With revenues of $150 million, the company employs 1,200 in Colorado Springs, Alexandria, Va., and several other locations.

In making the announcement, Charles H. Kaman, chairman and chief executive officer of Kaman Corp., said, "Having started Kaman Sciences as the original Kaman Nuclear division of Kaman Aircraft Corp. in 1957, Kaman is very proud of the outstanding accomplishments of the Sciences people and sees this new affiliation as a further enhancement to them."

Kaman Corp., based here, is a $1 billion company with business activities in aerospace and industrial distribution markets.

ITT Industries is a leading worldwide diversified manufacturing company, with 1996 sales of $8.4 billion from its three primary business segments: Automotive, Defense & Electronics and Fluid
Technology.

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Contact:
David Long
(860) 243-6319
Email:  dml-corp@kaman.com
Homepage:  www.kaman.com